Exhibit 99.1

For Immediate Release	NEWS RELEASE

Contact: Joseph C. Horvath, Chief Financial Officer
717-264-7161 Extension 4465

TB WOOD'S ANNOUNCES NEW CHAIRMAN

Chambersburg, PA, October 2, 2006– TB Wood’s Corporation (NASDAQ: TBWC), a leading designer, manufacturer and marketer of electronic and mechanical power transmission products, announced today that Company Chairman, Thomas C. Foley, has been sworn in as United States Ambassador to Ireland. In order to assume his duties as Ambassador, Mr. Foley has resigned as Chairman and Director of the Company. Director G. John Krediet will replace Mr. Foley as Chairman.

Mr. Krediet was appointed as a Company Director in May 2006 and is Chairman of C.F. Capital Corporation, an investment company founded in 1987. Previously he was Chairman and Chief Executive Officer of SSW Holdings Ltd., a Canadian bottled water company, from 1993 to 2003. Prior to joining SSW Holdings, Mr. Krediet was Chairman and Chief Executive Officer of Maritime Beverages and East Can Beverages, two independent Pepsi bottling companies, from 1986-1992. Mr. Krediet received a master’s degree in economics from Erasmus University in Rotterdam, the Netherlands.

Mr. Krediet and the Board expressed appreciation to Mr. Foley for his service as Chairman and Director of the Company and for his prospective service to the country as Ambassador to Ireland.

TB Wood’s (www.tbwoods.com) is an established designer, manufacturer and marketer of electronic and mechanical industrial power transmission products, which are sold to North American and international manufacturers and users of industrial equipment. Headquartered in Chambersburg, Pennsylvania, the Company operates production facilities in the United States, Mexico, Germany, Italy and India.

This press release contains statements that are forward looking within the meaning of applicable securities laws. These statements include or imply projections of future performance that are based upon the Company’s expectations and assumptions. These expectations and assumptions, as well as the Company’s future performance, are subject to a number of risks and uncertainties. Factors that could cause actual results to differ from projected results are discussed in various Company documents filed with the SEC.